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                                                              EXHIBIT 1.A.(8)(c)


                                   AGREEMENT


                 AGREEMENT effective as of February 1, 1993 between Merrill Lynch Life Insurance Company ("MLLIC"), an Arkansas corporation, and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), Delaware corporation.

         WHEREAS, Merrill Lynch Variable Life Separate Account ("Separate Account") is a separate investment account of MLLIC registered under the Investment Company Act of 1940 ("Investment Company Act") as a unit investment trust, which serves as the investment vehicle for premiums received under certain variable life insurance contracts issued by MLLIC and the Separate Account ("Contracts"), and

         WHEREAS, The Merrill Lynch Fund of Stripped "Zero" U.S. Treasury Securities, Series A and any subsequent series ("Trust") is a unit investment trust sponsored by MLPF&S that will have several portfolios ("Portfolios") and the Trust is registered as a unit investment trust under the Investment Company Act, and

         WHEREAS, MLLIC seeks a unit investment trust as the underlying investment medium for certain designated investment divisions of the Separate Account that will be sold to the Separate Account and
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that will be designed to enable the Separate Account to provide contract owners with a stable rate of return, and

         WHEREAS, MLPF&S desires to make the various portfolios of the Trust available to MLLIC for the investment of amounts allocated under the Contracts to the designated investment divisions of the Separate Account.

         NOW, THEREFORE, in consideration of the mutual promises contained here, the parties agree as follows:

         1. MLLIC shall invest in the Trust assets of the Separate Account held in investment divisions designated for such investment, provided that MLPF&S fulfills the obligations set forth in paragraphs 2 through 6.

         2. Until the securities of any particular Portfolio of the Trust mature, MLPF&S will make units representing interests in that Portfolio ("Units") available continuously for purchase by MLLIC for investment of assets of designated investment divisions of the Separate Account, either by selling Units currently held in inventory or by creating new Units, except that MLPF&S shall not be obligated to create new Units if the underlying portfolio securities are unavailable.

         3. Units of the Trust will be sold to the Separate Account at an offering price that is the sum of the net asset value of the





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Units, uniformly computed on any given day based upon either a daily or weekly computation, using the offering side evaluation of the portfolio securities, and the transaction charge as set forth in the current Prospectus of the Trust.

         Such transaction charges as set forth in the current Prospectus of the Trust are subject to change hereafter, by mutual agreement, provided that any new rate established does not exceed the rate ordinarily paid by a dealer to acquire similar securities, and provided that the transaction charge shall not be increased if the staff of the Securities and Exchange Commission expresses an objection to such change or, if MLLIC believes necessary, unless an order of the Securities and Exchange Commission providing appropriate exemptive relief is obtained.

         4. MLPF&S will continuously maintain a secondary market in Units of each Portfolio and will repurchase Units held by the Separate Account at a price equal to the net asset value of the Units, based upon the offering side evaluation of the underlying securities of the applicable Portfolios.

         5. MLPF&S may, at its discretion, redeem Units of the Trust that it has purchased in the secondary market, provided that it redeem Units only in an amount that substantially equal the value





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of one or more securities held in the affected Portfolio, so that uninvested cash generated by a redemption is DE MINIMIS.

         6. The underlying securities of the Trust will be evaluated by a qualified entity that is not affiliated with MLPF&S.

         The terms used in this Agreement shall be construed in accordance with the investment Company Act, and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.


                                    MERRILL LYNCH LIFE INSURANCE COMPANY


Attest:                             By:         /s/ JOHN C.CIRINCION
                                            -------------------------------
                                    Name:     John C. Cirincion
                                    Title:    Vice President &
                                              Senior Counsel
   /s/ GRETA L. ULMER
---------------------------
   Greta L. Ulmer


                                    MERRILL LYNCH, PIERCE, FENNER &
                                      SMITH INCORPORATED

Attest:                             By:       /s/ CHARLES P. BORKOWSKI, JR.
                                            --------------------------------
                                            Name: Charles P. Borkowski, Jr.
                                            Title: First Vice President
  /s/ CAROLINE J. HENRY
--------------------------
  Caroline J. Henry





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